National Research	Conseil national de recherches
Council Canada	Canada

Industrial Research	Programme d'aide à la	NRC-CNRC
Assistance Program	recherche industrielle

20 February 2006		Amendment No. 8

Mr. Robert Knight, President
Navitrak International Corporation (Nevada)
1190 Barrington Street, Suite 400
Halifax, NS B3H 2R4

Subject: Amendment to Contribution Agreement no 376225
                Project Title: Navitrak GPS Navigator

Dear Mr. Knight:

The above-referenced Contribution Agreement is hereby amended as follows:

a)	On the cover page, assign the Agreement to the following Firm:

Navitrak International Corporation (Nevada) 1190 Barrington Street, Suite 400 Halifax, Nova Scotia B3H 2R4 (hereinafter “the Firm”)

b)	Under Article 1. of the Cover Page, change the termination date of the agreement to January 1, 2016.

c)	Under Article 5.0 of Basis of Payment and Repayment, delete section 5.1 in its entirety and replace with the following:

By January 16, 2004, the Firm shall repay to the NRC five thousand dollars ($5,000).

By January 1, 2006, the Firm shall repay to the NRC twenty three thousand, nine hundred and ninety-three dollars ($23,993).

Beginning on January 1, 2006, and at the beginning of every quarter thereafter up to and including January 1, 2016, the Firm shall repay to NRC:

One and one-quarter percent (1.25%) of the Firm’s consolidated gross revenues for the three months preceding the repayment date. Gross revenues are defined as all revenues, receipts, monies and other considerations of whatever nature earned or received by the Firm (or any of its subsidiaries), whether in cash, or by way of benefit, advantage, or concession, without deductions of any nature, net of any returns or discounts actually credited and any sales, excise, ad valorem or similar taxes paid but without deduction for bad debts or doubtful accounts, as determined in accordance with generally accepted accounting principles, applied on a consistent basis.

Canada

If at any time during the life of this Agreement, the total amount repaid to NRC pursuant to this article should equal or exceeds the NRC contribution to the Firm then the Firm shall cease to have any further obligation to make repayments to NRC pursuant to this article.

All other terms and conditions remain unchanged. The amended version of the Contribution Agreement is in effect starting February 20, 2006.

Please have a duly authorized officer of your Firm sign both copies of this amendment and return one copy to:

Geralyn MacDonald Regional Contribution Agreement Officer National Research Council Canada Industrial Research Assistance Program (IRAP) 1411 Oxford Street Halifax, NS B3H 3Z1

This amendment shall become null and void if not signed and returned to NRC within thirty (30) days of the NRC authorized Officer’s signature date. Form matters pertaining to this agreement, please contact your Business Analyst, Michelle Johnston.

National Research Council Canada

/s/ David R. Healey	Feb 20. 06

David R. Healey	Date
Executive Director, Atlantic & Nunavut Region

Navitrak International Corporation (Nevada)

/s/ Robert Knight	March 1/06

Robert Knight	Date
President

cc:	File
NRC Finance Branch